UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: December 21, 2011

(Date of earliest event reported)

PremierWest Bancorp

(Exact Name of Registrant as Specified in its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	000-50332 (Commission File Number)	93 - 1282171 (IRS Employer Identification No.)

503 Airport Road

Medford, Oregon 97504

(Address of Principal Executive Office)(Zip Code)

541-618-6003

Registrant's Telephone Number, Including Area Code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)

On December 20, 2011, Mary Carryer was elected to the PremierWest Bancorp Board of Directors. Ms. Carryer is an appointee of the U.S. Department of the Treasury pursuant to its rights as the holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and in connection with the Company’s participation in the TARP Capital Purchase Program. Treasury has the right to appoint up to two directors to the Company’s Board of Directors at any time that dividends payable on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods. The terms of the Series B Preferred Stock provide that Treasury will retain the right to appoint such directors at subsequent annual meetings of shareholders until all accrued and unpaid dividends for all past dividend periods have been paid.

Ms. Carryer has not yet been appointed to any committees and the Company expects to complete such appointments during the first quarter of 2012. Ms. Carryer will receive compensation for her services as a director consistent with that of the Company’s other non-employee directors

On December 21, 2011, the Company issued a press release announcing the election of Ms. Carryer. A copy of the press release is attached hereto as Exhibit 99.1. Ms. Carryer has substantial banking experience, including more than twenty years at Wells Fargo Bank, where she served as Executive Vice President from 2002 – 2005 and Senior Vice President from 1971 - 1993. Ms. Carryer will also be appointed a director of PremierWest Bank, a wholly-owned banking subsidiary of the Company, effective upon receipt of regulatory approvals required by the FDIC and the Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities.

Item 5.07	Submission of Matters to a Vote of Security Holders.
Ms. Carryer was elected by Treasury as the sole holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, acting by written consent dated December 20, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2011	PREMIERWEST BANCORP (Registrant) By: /s/ Tom Anderson Tom Anderson Executive Vice President and Chief Administrative Officer